Exhibit 5.1
April 14, 2010
Targa Resources Partners LP
1000 Louisiana, Suite 4300
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by Targa LP Inc., a Delaware corporation (the “Selling Unitholder”), under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Selling Unitholder of up to 9,775,000 common units representing limited partner interests in the Partnership (the “Units”). We have participated in the preparation of a Prospectus Supplement dated April 9, 2010 (the “Prospectus Supplement”) and the Prospectus dated April 8, 2010 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-165959) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 14, 2007, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated May 13, 2008; (iii) the Underwriting Agreement, dated April 9, 2010, relating to the offering and sale of the Units (the “Underwriting Agreement”); (iv) resolutions of the Board of Directors of the Selling Unitholder dated April 8, 2010 and April 9, 2010; and (v) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     In connection with this opinion, we have assumed that all Units will be sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Underwriting Agreement.
     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Units, when delivered on behalf of the Selling Unitholder against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized, validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.
     The opinions expressed herein are qualified in the following respects:
     A. We have assumed that (i) the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent

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April 14, 2010 Page 2
and duly registered by a registrar of the Units, (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (iii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act[, the Delaware General Corporation Law] and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins LLP